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                                                                Exhibit 23.1(a)



                          Independent Auditors' Consent


The Board of Directors and Stockholders
Interactive Systems Worldwide Inc.:


We consent to incorporation by reference in the registration statement (No.333-41847) on Form S-8 and the registration statement (No. 333-35284) on Form S-3 of Interactive Systems Worldwide Inc. (formerly International Sports Wagering Inc.) of our report dated November 17, 2000, relating to the balance sheet of Interactive Systems Worldwide, Inc. (formerly International Sports Wagering Inc.) as of September 30, 2000, and the related statements of operations, stockholders' equity, and cash flows for the year ended September 30, 2000, which report appears in the September 30, 2001 Annual Report on Form 10-KSB of Interactive Systems Worldwide Inc.


New York, New York                                                 /s/ KPMG LLP
December 18, 2001